Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC ACQUIRES U.S. GROUNDWATER DISTRIBUTION COMPANY
Fort Wayne, IN – January 4, 2021 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that on December 31, 2020 it acquired Gicon Pumps & Equipment Inc. of Lubbock, Texas for $27.9 million in a cash transaction. Gicon is a professional groundwater distributor operating seven locations in the state of Texas. Gicon has approximately $68 million of consolidated annual sales.

DeLancey Davis, President of Headwater Companies, the wholly owned Distribution Segment of Franklin Electric, commented:

“We are pleased to add Gicon to the Headwater family. The team at Gicon has served the pump industry and related water resource markets for over 40 years and has an outstanding reputation within the industry for quality service and technical depth. The acquisition of Gicon adds to Headwater’s commitment to the critical groundwater markets, provides geographic expansion in the Texas market and further fulfills our objective of being the leading source for water systems solutions distribution in the U.S.”

Headwater Companies, LLC is a collection of leading groundwater distributors. Headwater is a focused groundwater distribution organization that delivers quality products and leading brands to the industry, providing contractors with the availability and service they demand to meet their application challenges.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

###

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.